================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*


                             Reynolds Metals Company
                             -----------------------
                                (Name of Issuer)

                           Common Stock, no par value
                           --------------------------
                         (Title of Class of Securities)

                                    761763101
                                    ---------
                                 (CUSIP Number)

                                 March 10, 2000
                                 --------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     [ ]   Rule 13d-1(b)
                     [x]   Rule 13d-1(c)
                     [ ]   Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No.                761763101                              13G
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 ISP OPCO HOLDINGS INC.
                          I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) /x/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               CITIZENSHIP OR PLACE OF ORGANIZATION:                                               Delaware
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  5                SOLE VOTING POWER:                                                  0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                6                SHARED VOTING POWER:                                           11,393
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     7                SOLE DISPOSITIVE POWER:                                             0
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 8               SHARED DISPOSITIVE POWER:                                       11,393
----------------------    -------------------------------------------------------------------------------------------------------
         9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                 11,393
----------------------    -------------------------------------------------------------------------------------------------------
         10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
                                                                                                                    / /
----------------------    -------------------------------------------------------------------------------------------------------
         11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                      0.02%
----------------------    -------------------------------------------------------------------------------------------------------
         12               TYPE OF REPORTING PERSON:                                                                  CO
----------------------    -------------------------------------------------------------------------------------------------------

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No.                761763101                              13G
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 ISP INVESTMENTS INC.
                          I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) /x/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               CITIZENSHIP OR PLACE OF ORGANIZATION:                                               Delaware
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  5                SOLE VOTING POWER:                                             11,393
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                6                SHARED VOTING POWER:                                                0
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     7                SOLE DISPOSITIVE POWER:                                        11,393
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 8               SHARED DISPOSITIVE POWER:                                            0
----------------------    -------------------------------------------------------------------------------------------------------
         9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                 11,393
----------------------    -------------------------------------------------------------------------------------------------------
         10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
                                                                                                                    / /
----------------------    -------------------------------------------------------------------------------------------------------
         11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                      0.02%
----------------------    -------------------------------------------------------------------------------------------------------
         12               TYPE OF REPORTING PERSON:                                                                  CO
----------------------    -------------------------------------------------------------------------------------------------------

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No.                761763101                              13G
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 INTERNATIONAL SPECIALTY PRODUCTS INC.
                          I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) /x/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               CITIZENSHIP OR PLACE OF ORGANIZATION:                                                Delaware
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  5                SOLE VOTING POWER:                                             17,088
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                6                SHARED VOTING POWER:                                           11,393
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     7                SOLE DISPOSITIVE POWER:                                        17,088
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 8               SHARED DISPOSITIVE POWER:                                       11,393
----------------------    -------------------------------------------------------------------------------------------------------
         9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                 28,481
----------------------    -------------------------------------------------------------------------------------------------------
         10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
                                                                                                                    / /
----------------------    -------------------------------------------------------------------------------------------------------
         11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                      0.04%
----------------------    -------------------------------------------------------------------------------------------------------
         12               TYPE OF REPORTING PERSON:                                                                  CO
----------------------    -------------------------------------------------------------------------------------------------------

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No.                761763101                              13G
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 SAMUEL J. HEYMAN
                          I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) /x/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               CITIZENSHIP OR PLACE OF ORGANIZATION:                                                   USA
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  5                SOLE VOTING POWER:                                                  0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                6                SHARED VOTING POWER:                                        3,647,121
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     7                SOLE DISPOSITIVE POWER:                                             0
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 8               SHARED DISPOSITIVE POWER:                                    3,647,121
----------------------    -------------------------------------------------------------------------------------------------------
         9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              3,647,121
----------------------    -------------------------------------------------------------------------------------------------------
         10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
                                                                                                                    / /
----------------------    -------------------------------------------------------------------------------------------------------
         11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                        5.7%
----------------------    -------------------------------------------------------------------------------------------------------
         12               TYPE OF REPORTING PERSON:                                                                  IN
----------------------    -------------------------------------------------------------------------------------------------------

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No.                761763101                              13G
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                               HEYMAN INVESTMENT ASSOCIATES LIMITED PARTNERSHIP
                          I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) /x/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               CITIZENSHIP OR PLACE OF ORGANIZATION:                                             Connecticut
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  5                SOLE VOTING POWER:                                          3,590,340
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                6                SHARED VOTING POWER:                                                0
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     7                SOLE DISPOSITIVE POWER:                                     3,590,340
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 8               SHARED DISPOSITIVE POWER:                                            0
----------------------    -------------------------------------------------------------------------------------------------------
         9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              3,590,340
----------------------    -------------------------------------------------------------------------------------------------------
         10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
                                                                                                                    / /
----------------------    -------------------------------------------------------------------------------------------------------
         11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                        5.6%
----------------------    -------------------------------------------------------------------------------------------------------
         12               TYPE OF REPORTING PERSON:                                                                  PN
----------------------    -------------------------------------------------------------------------------------------------------

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No.                761763101                              13G
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                               THE ANNETTE HEYMAN FOUNDATION INC.
                          I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) /x/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               CITIZENSHIP OR PLACE OF ORGANIZATION:                                             Connecticut
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  5                SOLE VOTING POWER:                                             28,300
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                6                SHARED VOTING POWER:                                                0
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     7                SOLE DISPOSITIVE POWER:                                        28,300
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 8               SHARED DISPOSITIVE POWER:                                            0
----------------------    -------------------------------------------------------------------------------------------------------
         9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                 28,300
----------------------    -------------------------------------------------------------------------------------------------------
         10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
                                                                                                                    / /
----------------------    -------------------------------------------------------------------------------------------------------
         11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                      0.04%
----------------------    -------------------------------------------------------------------------------------------------------
         12               TYPE OF REPORTING PERSON:                                                                  00
----------------------    -------------------------------------------------------------------------------------------------------

ITEM 1.  NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

(a)  Name of Issuer:
           Reynolds Metals Company

(b)  Address of Issuer's Principal Executive Offices:
           6601 West Broad Street
           PO Box 27003
           Richmond, VA  23261-7003

ITEM 2.

         (a)      Name of Person Filing:

                  (i)       ISP Opco Holdings Inc.
                  (ii)      ISP Investments Inc.
                  (iii)     International Specialty Products Inc.
                  (iv)      Samuel J. Heyman
                  (v)       Heyman Investment Associates Limited Partnership
                  (vi)      The Annette Heyman Foundation Inc.

         (b)      Address of Principal Business Office or, if None, Residence:

         The principal business office of each of the filing persons listed in
Item 2(a) is as follows:

         The principal business office of ISP Opco Holdings Inc., ISP Investments Inc. and International Specialty Products Inc. is 300 Delaware Avenue, Suite 303, Wilmington, Delaware 19801.

         The principal business office of Samuel J. Heyman is 1361 Alps Road, Wayne, New Jersey 07470.

         The principal business office of Heyman Investment Associates Limited Partnership and The Annette Heyman Foundation Inc. is 333 Post Road West, Westport, Connecticut 06881.

         (c), (d) and (e) For information with respect to citizenship of each of the filing persons, title of class of securities and CUSIP number for the shares held by such persons, see the appropriate cover page above.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240. 13D-1(B), OR 240. 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

             (a)   [  ]   Broker or dealer registered under section 15 of
                          the Act (15 U.S.C. 78o)

             (b)   [  ]   Bank as defined in section 3(a)(6) of the Act
                          (15 U.S.C. 78c)

             (c)   [  ]   Insurance company as defined in section 3(a)(19)
                          of the Act (15 U.S.C. 78c)

             (d)   [  ]   Investment company registered under section 8 of
                          the Investment Company Act of 1940 (15 U.S.C. 80a-8)

             (e)   [  ]   An investment adviser in accordance with
                          ss. 240.13d-1(b) (1) (ii) (E)

             (f)   [  ]   An employee benefit plan or endowment fund in
                          accordance with ss. 240.13d-1(b)(1)(ii)(F)

             (g)   [  ]   A parent holding company or control person in
                          accordance with ss. 240.13d-1(b)(1)(ii)(G)

             (h)   [  ]   A savings association as defined in Section 3 (b)
                          of the Federal Deposit Insurance Act (12 U.S.C.
                          1813)

             (i)   [  ]   A church plan that is excluded from the definition
                          of an investment company under section 3(c) (14) of the Investment Company Act of 1940 (15 U.S.C.
                          80a-3)



             (j)   [  ]   Group, in accordance with ss. 240.13d-1(b) (1) (ii)
                          (J).



ITEM 4. OWNERSHIP.

         For information concerning the (a) number of shares beneficially owned by each filing person; (b) percent of class of shares such number represents;
(c) number of shares to which such person has (i) sole voting power, (ii) shared voting power, (iii) sole dispositive power and (iv) shared dispositive power, see the appropriate cover page above.

         In addition to the shares reported in the cover pages above, a corporate affiliate of Mr. Heyman is a party to equity derivative contracts with a broker-dealer relating to an aggregate of 9,494 shares of common stock of the Issuer.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         ISP Investments Inc. has granted to a trust the right to receive dividends from, and the right to receive the proceeds from the sale of, 7,595 shares of common stock of the Issuer beneficially owned by ISP Investments Inc.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         See Schedule A hereto.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable

ITEM 10. CERTIFICATION.

         By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

           After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

           Dated: March 20, 2000


           ISP Opco Holdings Inc.
           ISP Investments Inc.
           International Specialty Products Inc.



           By:  /s/ Susan B. Yoss
              ---------------------------------------------
                Susan B. Yoss
                Senior Vice President and Treasurer




                /s/ Samuel J. Heyman
              ---------------------------------------------
                Samuel J. Heyman



           Heyman Investment Associates Limited Partnership


           By:  /s/ James R. Mazzeo
              ---------------------------------------------
                James R. Mazzeo
                Treasurer



           The Annette Heyman Foundation Inc.


           By:  /s/ James R. Mazzeo
              ---------------------------------------------
                James R. Mazzeo
                Treasurer

                                   SCHEDULE A




         International Specialty Products Inc. owns 100% of the outstanding common stock of ISP Opco Holdings Inc. which, in turn, owns 100% of the outstanding common stock of ISP Investments Inc.